UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PCS EDVENTURES!COM, INC.

(Exact name of Registrant as specified in its Charter)

Idaho	82-0475383
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

11915 W Executive Dr., Suite 101

Boise, Idaho 83713

(Address of Principal Executive Offices)

PCS 2009 Equity Incentive Plan

(Full title of the plan)

Robert O. Grover, Executive Vice President

11915 W Executive Dr., Suite 101

Boise, Idaho 83713

(Name and address of agent for service)

208-343-3110

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee*
No Par Value Common Stock	2,000,000	$0.09	$180,000	$20.87

*	Calculated according to Rule 457(h) and (c) of the Securities and Exchange Commission, based upon the average of the bid and asked prices of our common stock on the OTC Bulletin Board on October 12, 2016, to be issued under the 2009 Equity Incentive Plan.

This Registration Statement on Form S-8 adds an additional 2,000,000 shares to the 2009 Equity Incentive Plan (the “2009 Plan”) of PCS Edventures!.com, Inc. (the “Company”) and incorporates by reference all of the information contained in the Company’s S-8 Registration Statement filed with the Securities and Exchange Commission on November 19, 2009 (SEC File No. 333-163232), related to the registration of the initial 4,000,000 shares authorized by the Company’s Board of Directors and stockholders for grants, awards and stock issuances under the 2009 Plan; and, the Registration Statement registering an additional 4,000,000 shares of common stock for grants, awards and stock issuances under the 2009 Plan that was duly approved by the Board of Directors and stockholders, respectively, on November 16, 2011, and April 4, 2012. This Registration Statement registers an additional 2,000,000 shares of common stock for grants, awards and stock issuances under the 2009 Plan that was duly approved by the Board of Directors and stockholders, respectively, on July 14, 2016, and September 23, 2016. The total number of shares registered under this Registration Statement in now 10,000,000 shares, and outlined in the amended 2009 Plan.

Item 8. Exhibits.

Exhibit Number

5.1	Opinion of Leonard W. Burningham, Esq. regarding Legality

23.1	Consent of Leonard W. Burningham, Esq.

23.2	Consent of M&K CPAS, PLLC, our Auditors

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on October 14, 2016.

REGISTRANT:

Date: October 14, 2016	By:	/s/ Robert O. Grover
Robert O. Grover
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: October 14, 2016	By:	/s/ Michael J. Bledsoe
Michael J. Bledsoe
Vice President, Treasurer, Director

Date: October 14, 2016	By:	/s/ Todd R. Hackett
Todd R. Hackett
CEO, Director